Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ISSUES GUIDANCE FOR THE FISCAL YEAR 2007

TULSA, OK – June 15, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today issued guidance for the fiscal year 2007. The Company expects that revenues for the fiscal year 2007 ending May 31, 2007, will be between $480 million and $520 million. Gross margins for Repair & Maintenance Services should average between 11% and 14% and gross margins for Construction Services should average between 9% and 10%. With revenues relatively equal between segments, we anticipate consolidated gross margins to average approximately 10.5% to 11%. SG&A is expected to average approximately $7.5 million per quarter.

We expect a significant reduction in legal costs for fiscal 2007 versus those incurred in fiscal 2006; however, those reductions should be replaced with significantly higher personnel costs as we prepare for future growth. We have reinstated our Professional Development Program for project managers and have added several new craft recruiters in various regions throughout the U.S. Our commitment to hiring, developing and retaining a skilled workforce is our top initiative for the upcoming year.

Interest expense should be approximately $3 million for the year which will consist primarily of the 7% convertible debt interest expense that was prepaid for two years on April 25, 2005. The effective tax rate should be 40% and Matrix Service should average approximately 27 million fully diluted shares outstanding throughout the year.

Michael J. Hall, president and chief executive officer of Matrix Service Company, said, “The future for Matrix Service is extremely strong given the current market dynamics in the Downstream Petroleum Industry. At May 31, 2006, our bank debt continued to be zero and our cash on hand exceeded $4.0 million. With robust growth and expansion opportunities in the Canadian Oil Sands and LNG markets, as well as continued repair and maintenance and capital projects in the Gulf Coast Region, Matrix Service is poised to reach record net income levels.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Truc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com